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                                                                  Exhibit 11 (B)



                                    EXHIBIT
                       Computation of Earnings Per Share
                          Year Ended December 31, 1995
                     (in thousands, except per share data)


                                                                                Assuming
                                                               Primary       Full Dilution
                                                           --------------   --------------
Weighted average common shares outstanding                         13,859           13,859
Other dilutive securities                                           2,122            2,313
                                                           --------------   --------------

Total shares outstanding for calculation                           15,981           16,172
                                                           ==============   ==============

Net income - as reported                                   $        2,652   $        2,652
Deduct:  Dividends on Cumulative
  Convertible Preferred Stock                                         (42)             (42)
                                                           --------------   --------------

Net income for calculation                                 $        2,610   $        2,610
                                                           ==============   ==============

Net income per share                                       $          .16   $          .16
                                                           ==============   ==============